EXHIBIT 99


FOR IMMEDIATE RELEASE                      FOR FURTHER INFORMATION CONTACT:
WEDNESDAY, JANUARY 7, 1998                        CAM CARRUTH  847.692.0204

     USFreightways Appoints President and Chief Operating Officer

                  Rosemont,  IL,  January  7,  1998.....The  Board  of
Directors of USFreightways Corporation (NASDAQ:USFC) is pleased to announce the appointment of James G. Connelly III as President and Chief Operating Officer. The Board will also elect Mr. Connelly a Director of the Corporation at its January board meeting. Cam Carruth will remain the Chief Executive Officer and become Chairman of the Board. Carruth had advised the Board of Directors several months ago of his intention to give up the day-to-day responsibility for the Company's operations. He will focus his energy on business development and the strategic positioning of the Company for future growth. The Board's comprehensive search was conducted by Jim Drury, the U.S. Managing Partner of Spencer Stuart, an internationally renowned executive search firm.
                  Cam Carruth, CEO, commented, "Jim Connelly, as President and Chief Operating Officer, will assume the day-to-day responsibility for the operations of our five regional truck lines, our logistics business, and our domestic and international air freight forwarding business. We are pleased to have Jim at USFreightways. He brings us strong leadership skills and a record of business success."
                  From 1992 until recently, Jim was the President and Chief Operating Officer for Caremark International, a $3 billion health industry leader in providing a wide range of diversified health care services. Prior to Caremark, Jim was a Corporate Officer and Group Vice President at Baxter International, responsible for their hospital supply businesses and all corporate warehousing, distribution and logistics services.
                  USFreightways (NASDAQ:USFC) operates five regional less than truckload general commodities carriers which provide overnight and second-day delivery throughout the United States and into Canada. The Company's logistics subsidiaries, USF Logix and USF Distribution Services, provide solutions to customers' logistics and distribution requirements. USF SEKO Worldwide is the Company's domestic and international freight forwarder.